UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): October 24, 2008

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.

(Exact name of registrant as specified in its charter)

Bermuda (State or Other Jurisdiction of Incorporation or Organization)	001-04795 (Commission File Number)	Not applicable (I.R.S. Employer Identification No.)

The Boyle Building, 2nd Floor

31 Queen Street

Hamilton, Bermuda HM 11

(Address of principal executive offices, including zip code)

(441) 296-8560

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) 12 under the Securities Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) 12 under the Securities Act (17 CFR 240.13e-2(c))

Item 2.02.    Results of Operations and Financial Condition

On October 27, 2008, the Registrant issued a press release reporting its financial results for the quarter and nine months ended September 30, 2008.

A copy of the press release is attached as Exhibit 99.1 and is hereby incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers.

Joseph F. Fisher, a member of the Board of Directors and Audit Committee of the Registrant, has accepted the position of Chief Financial Officer of an insurance company. Effective October 24, 2008, Mr. Fisher resigned from the Board of Directors of the Registrant as a result of his new position. Mr. Fisher’s resignation is not the result of any disagreement with or issue concerning the Registrant.

Item 8.01	Other Events

American Safety Insurance Services, Inc., a wholly-owned subsidiary of the Registrant and the Registrant’s U.S. program development and management company (the “Company”), has renewed the core casualty reinsurance agreement effective as of September 1, 2008, with a term of one year, on behalf of American Safety Indemnity Company and American Safety Casualty Insurance Company, the Registrant’s U.S. insurance subsidiaries, and American Safety Risk Retention Group, Inc., the Registrant’s non-subsidiary affiliate. The reinsurance agreement entered into last year simplified the reinsurance structure, reduced the number of reinsurance agreements, allowed the program business line to write new programs without having to enter the reinsurance market to purchase reinsurance for each program and allowed for ease of placement for new casualty products falling within the treaty guidelines. The agreement also provided protection from the impact of multiple and clash events. The reinsurers party to the agreement are: AXIS (US); The Faraday Syndicate; Folksamerica Reinsurance Company; Liberty Mutual Syndicate; Max Re Ltd.; Munich Reinsurance America, Inc.; Partner Reinsurance Company; QBE Reinsurance Corporation and Swiss Re Underwriters, with participations varying from 5% to 25% depending on the reinsurer and the area of coverage. The cost of the reinsurance provided by the renewal varies based on premium and the area of coverage and will be adjusted after the end of the renewal term.

The Company chose to non-renew the $250,000 excess of $250,000 layer applicable to the specialty program line in which 50% of the risk was ceded to reinsurers in the original agreement as experience indicated that ceding that layer was not cost-effective. The renewal provides four areas of coverage on essentially an as expiring basis, summarized as follows:

Casualty Lines – $4.5 million excess of $500,000, with 92.5% of the risk ceded to the reinsurers and covering all casualty lines other than surety, commercial umbrella and excess, including construction, products, specialty programs, and the casualty portion of package business.

Environmental -  $4.5 million excess of $500,000, with 62.5% of the risk ceded to the reinsurers. Premium on this layer for environmental is structured as a swing rate plan, which adjusts up or down subject to a minimum and maximum premium based on losses to the layer.

Casualty Lines - $6.0 million excess of $5.0 million atop the environmental lines layer (above), with 100% of the risk ceded to the reinsurers and covering the environmental line and limits in excess of $5.0 million written in the umbrella and excess lines.

Umbrella and Excess - $5 million quota share placed on a cessions basis for umbrella and excess business with 87.75% of the risk ceded to reinsurers on policies written over our primary general liability policies and with 78% of the risk ceded on policies written over other insurers’ policies.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits. The following exhibit(s) is (are) being furnished herewith:

Exhibit No.	Description
99.1	Press Release of American Safety Insurance Holdings, Ltd. issued October 27, 2008 announcing financial results for the quarter and nine-months ended September 30, 2008.

The information set forth under Item 8.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN SAFETY INSURANCE HOLDINGS, LTD.
Registrant
Date: October 27, 2008	By:	/s/ Stephen R. Crim
Stephen R. Crim
President/CEO